Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement of Rydex Series Funds (Form N-1A) (Post-Effective Amendment No. 122 to File No. 033-59692; Amendment No. 123 to File No. 811-07584) of our reports dated May 24, 2013 on the financial statements and financial highlights of the Rydex Series Funds, included in the March 28, 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

July 25, 2013